Exhibit 4.5

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential.***

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (the “Agreement”) is made and entered into as of September 3, 2025 (“Execution Date”) by and among:

1.	Udesignlab Investments Pty Ltd ACN 635214970 as trustee for the Domant Family Trust ABN 57367876285, a company incorporated in Victoria, Australia (the “Udesignlab”);
2.	TALENTOP PTY LTD ACN 146115906 as trustee for the Talentop Family Trust ABN 22178168695, a company incorporated in Victoria, Australia (the “Talentop”);
3.	Wzw Pty. Ltd ACN 122105775 as trustee for the MLR Family Trust ABN 11855372905, a company incorporated in Victoria, Australia (the “Wzw”);
4.	Younghyun An (together with Udesignlab, Talentop, Wew and Wzw, the “Transferor(s)”);
5.	Pintec Technology Holdings Limited, a public company incorporated in Cayman Islands and is currently listed on NASDAQ (the “PT” or the “Transferee”);
6.	ZIITECH PTY LTD (ACN 635021779), a proprietary company incorporated in Victoria, Australia (the “Company”);
7.	ZiiSmart Pty Ltd, a company incorporated in New South Wales, Australia (the “Australian Subsidiary”);
8.	Ziitech NZ Limited (NZBN 9429052231773), a company incorporated in Auckland, New Zealand (the “New Zealand Company 1”);
9.	ZII-GPOS NZ LIMITED (NZBN 9429052252839), a company incorporated in Auckland, New Zealand (the “New Zealand Company 2”); and
10.	Zii Cloud Singapore Pte Ltd, a company incorporated in Singapore (the “Singapore Company”).

The Company, Australian Subsidiary, Singapore Company, New Zealand Company 1, New Zealand Company 2 and other Person directly or indirectly controlled by them, including the corporations to be established or acquired after the date hereof collectively, are referred to collectively herein as the “Group Companies”, and each a “Group Company”.

RECITALS

A.As of the date hereof, each Transferor is a shareholder of the Company;

B.The Transferors intend to sell an aggregate of 715,521 ordinary shares of the Company (the “Transferred Shares”) held by them to the Transferee, and the Transferee intends to purchase the Transferred Shares from the Transferor, on the terms and conditions set forth in this Agreement (the “Transfer”);

C.The Transferee intends to enter into a Share Purchase Agreement in the form, or substantially in the same form, of Exhibit A with each Transferor to sell and issue to each Transferor certain number of ordinary shares of the Transferee (“PT Shares”) as such Transferor’s consideration for the Transfer (each a “Share Purchase Agreement”);

D.In this Agreement, unless the context otherwise requires, capitalized terms used herein shall have the meanings ascribed to them in ARTICLE 1 hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Definitions

In this Agreement the following words and expressions shall have the following meanings:

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, Cayman Islands or Melbourne, Victoria, Australia.

“Deed of Variation of Constitution” means a deed of variation of constitution in the form, or substantially in the same form, of Exhibit B.

“Encumbrances” means any form of legal, equitable or security interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, adverse claim, rent-charge, claim, option, restriction, security interest, hypothecation and any “security interest” as defined in sections 12(1) or (2) of the Personal Property Securities Act 2009 (Cth) and any other encumbrance or condition whatsoever or any other arrangements to create any of them or allow them to exist or otherwise having similar effect.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Shareholders Agreement” means the shareholders agreement in force at the date of this Agreement between the shareholders and the Company in the form, or substantially in the same form, of Exhibit C.

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Deed of Variation of Constitution, each Share Purchase Agreement and each of the other agreements and documents delivered or otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

ARTICLE II

AGREEMENT TO PURCHASE AND SELL SHARES

SECTION2.01  Agreement to Purchase and Sell Transferred Shares.

Subject to the terms and conditions set forth herein, each Transferor agrees to sell, assign, transfer and deliver all its right, title and interest in and to all of the Transferred Shares owned by it to the Transferee, free and clear of all Encumbrances, and the Transferee agrees to purchase the Transferred Shares at the consideration of newly issuance of PT Shares to the Transferors (the “Transfer Consideration”) as applicable, as set forth opposite the name of each Transferor in Schedule I for its portion of Transferred Shares upon the Closing (as defined in the Section 3.01 below), and having the rights, privileges and restrictions as set forth in the Transaction Documents (as defined below).

SECTION2.02  Post-Closing Shareholding Structure.

After the Closing as defined below, the post-Closing shareholding structure of the Company (on a fully diluted and as converted basis) immediately after the Closing is as set forth in Schedule II hereto, and in any circumstance, the Transferee shall hold 25% of the then issued shares of the Company (on a fully diluted and as-converted basis) immediately after the Closing.

ARTICLE III

CLOSINGS; DELIVERY

SECTION3.01  Closing.

The consummation of Transfer pursuant to ARTICLE I (the “Closing”, the date of which is referred herein as the “Closing Date”) shall take place via exchange of documents and signatures remotely within ten (10) Business Days after all Closing conditions specified in ARTICLE VI hereof have been waived by the Transferee or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time as the Transferors and Transferee shall agree in writing.

The transfer of Transferred Shares by each of the Transferors as set forth in ARTICLE II shall be a separate and independent transaction, and may be consummated or terminated separately and severally in accordance with the terms of this Agreement. Any reference to the Transferors in this Agreement shall, where the context permits, mean each of the Transferor severally and in the event that a Transferor fails to or decides not to close the transfer of the applicable Transferred Shares contemplated hereunder, the relevant provisions under the Transaction Documents shall be adjusted accordingly as appropriate.

SECTION3.02  Delivery.

At the Closing, in addition to any items the delivery of which is made an express condition to the Transferee’s obligations at the Closing pursuant to Article VI,

(a)each Transferor shall surrender to the Company for cancellation its original share certificate(s) representing all of the Transferred Shares being transferred (or certificates of indemnity for lost or destroyed certificates in agreed form), and the Company shall, and each Transferor shall deliver the following items to the Transferee:

(i)	duly executed transfers signed by each Transferor in favour of the Transferee of the Transferred Shares;
(ii)

releases and discharges in respect of all Encumbrances over any of the Transferred Shares, including (where relevant) an undertaking to remove all registrations in relation to such Encumbrances from the Personal Property Securities Register established under the PPSA within 2 weeks of the Completion Date, duly executed by the relevant holders of those Encumbrances and in a form acceptable to the Transferee (acting reasonably);

(iii)	a copy of the resolution of the directors of the Company that, subject to, and with effect from, Closing:
(A)	the transfer of all Transferred Shares be registered;
(B)	each Transferor’s existing share certificates in respect of their Transferred Shares be cancelled;
(C)	new share certificates be issued in the name of the Transferee in respect of all Transferred Shares;
(D)	the directors designated by the Transferee be appointed to the board of the Company; and
(E)	any director of the Company be authorized to certify on behalf of the Company any document under this Agreement.
(iv)

a copy of the updated register of members of the Company certified by a director of the Company on behalf of the Company, reflecting the Transferee as the holder of all the Transferred Shares and otherwise consistent with the post-Closing shareholding structure of the Company immediately after the Closing as set forth in Schedule II hereto;

(v)	a copy of the share certificate certified by a director of the Company on behalf of the Company, representing the Transferred Shares held by the Transferee, with the original (duly executed for and on behalf of the Company) to be delivered to the Transferee within fifteen (15) Business Days after the Closing;

(vi)

a copy of the updated register of directors of the Company certified by a director of the Company on behalf of the Company, reflecting the appointment of the directors designated by the Transferee; and

(vii)	waivers pursuant to SECTION6.04 (ii), executed by the existing shareholders.

(b)the Transferee shall deliver to each Transferor:

(i)	an extract of the updated register of members of the Company reflecting the allotment and issuance of the PT Shares listed in Schedule I; and
(ii)	counterparts of the duly executed transfers in the form, or substantially in the same form, of Exhibit G, of the Transferred Shares.

SECTION3.03  Obligations independent.

The obligations of the parties under Section 3.02 are interdependent. If an action required to be performed at Completion does not take place, then without prejudice to any rights available to a party as a consequence:

(a)if the failure is a failure by:

(i)	a Transferor, the Transferee has no obligation to perform any action; or
(ii)	the Transferee, the Transferors have no obligation to perform any action; and

(b)to the extent that any actions have already been taken, the parties must do everything reasonably required to reverse those actions if requested to do so in writing by a party.

SECTION3.04  Simultaneous actions at Completion.

Unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date and no delivery is taken to have been made until all deliveries under this Agreement due to be made are made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS AND THE

GROUP COMPANIES

The Transferors and the Group Companies hereby jointly and severally represent and warrant to the Transferee, subject to the disclosures set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit D (which Disclosure Schedule shall be deemed to be representations and warranties to the Transferee), as of the date hereof, as follows.

SECTION4.01  Organization, Standing and Qualification.

Each Group Company is duly incorporated or organized, validly existing, not insolvent and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”).

SECTION4.02  Capitalization.

(a)Part A of Schedule II contains accurate details of the share capital of the Company. The share capital of the Company consists of the following:

(i)	Ordinary Shares. Immediately prior to the Closing, a total of 2,862,085 fully paid ordinary shares of the Company (the “Ordinary Shares”), all of which are issued and outstanding.
(ii)	C Class Shares. Immediately prior to the Closing, a total of 147,685 C Class shares of the Company (the “C Class Shares”), all of which are issued and outstanding.

(b)Options.  Except for 147,685 C Class shares issued to ZII EVER GREEN PTY, which shall be granted to certain employees from time to time, there are no options, warrants, conversion privileges, convertible bonds, right of pre-emption, right of first or last refusal, or other third party agreements or rights of any kind over any Group Company which entitle any person to call for the issue or transfer of securities in any Group Company. Apart from the exceptions noted in this Section 4.02(b), no shares (including the Transferred Shares) of the Company’s outstanding share capital, or shares issuable upon exercise, conversion or exchange of any outstanding options or other securities issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other person).

(c)Outstanding Security Holders.  A complete and current list of all shareholders, option holders and other security holders (including convertible note holders) of the Company indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder is set forth in Schedule II immediately prior to and after the Closing.

(d)No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

SECTION4.03  Subsidiaries; Group Structure.

(e)Except for the Group Companies the shareholding structure of which are as listed in Section 4.03 of the Disclosure Schedule, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(f)Each of the Group Company shall possess all requisite approvals, permits and licenses for the conduct of the business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property.

SECTION4.04  Due Authorization.

All corporate action on the part of the Transferors and Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the obligations of the Transferors and Group Companies under this Agreement and other Transaction Documents and the various agreements, instruments or documents attached to or entered into in connection with Transaction Documents and (ii) the authorization, transfer, reservation for transfer and delivery of all of the Transferred Shares being sold under this Agreement. Each of the Transaction Documents is or will, upon its execution be a valid and binding obligation of each Transferor and each Group Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION4.05  Ownership of the Transferred Shares; Restrictions.

(g)Each Transferor is the legal and beneficial owner of its Transferred Shares and has the full right, power and authority to sell and transfer its Transferred Shares. The Transferred Shares which are to be sold hereunder are owned free and clear of any Encumbrance. The Transferred Shares are subject to no restrictions with respect to transferability, except compliance with applicable laws and any applicable provisions under the Transaction Documents.

(h)All current shares of the Company are duly and validly issued, fully paid and nonassessable, and all shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

SECTION4.06  Liabilities.

Except as reflected in the Financial Statements (as defined in Section 4.14 below), no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

SECTION4.07  Title to Properties and Assets.

Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

SECTION4.08  Status of Proprietary Assets.

Each Group Company (i) has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for the Business and without any conflict with or infringement of the rights of others. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

Section 4.08 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property or any intellectual property in process of registration, of each Group Company. There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity. No Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity, nor, is there any reasonable basis therefor. None of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the business of any Group Company by its directors, officers or employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such directors, officers or employees is now obligated. It will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company.

No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. There shall have been no dispute on the confidentiality, non-competition or Proprietary Assets between each of the employee of Group Companies and his or her former employers.

SECTION4.09  Material Contracts and Obligations.

All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology are listed in Section 4.09 of the Disclosure Schedule and have been made available for inspection by the Transferee and their counsel. All of the Group Company Contracts are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company and all the other parties thereto.

SECTION4.10  Litigation.

There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. There is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

SECTION4.11  Compliance with Laws; Consents and Permits.

None of the Transferors nor any shareholders of the Company is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its equity interests in the Group Company. All consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Transferor and each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and shall be fully effective as of the Closing (if it occurs). Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority.

SECTION4.12  Compliance with Other Instruments and Agreements.

None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents of the respective Group Company, or in any material respect of any term or provision of Group Company Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s constitutional documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

SECTION4.13  Financial Advisor Fees.

There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Transferred Shares.

SECTION4.14  Financial Statements.

The management accounts of the Group Companies for the respective periods from their inception to December 31, 2024 (the “Financial Statements Date”, and the management accounts and any notes thereto are hereinafter referred to as the “Financial Statements”) are (a) in accordance with the books and records of the applicable Group Company, and (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

SECTION4.15  Activities since Financial Statements Date.

Since the Financial Statements Date, with respect to each Group Company, there has not been:

(i)any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(j)any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(k)any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted and as presently proposed to be conducted);

(l)any waiver by the Group Company of a valuable right or of a material debt;

(m)any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(n)any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(o)any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(p)any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of the Group Company;

(q)any resignation or termination of any key officer or employee of the Group Company;

(r)any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(s)any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company other than in the ordinary course of business;

(t)any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(u)any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(v)any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(w)any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(x)any agreement or commitment by the Group Company or any Transferor to do any of the things described in this Section 4.15.

SECTION4.16  Tax Matters.

The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Financial Statements Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

SECTION4.17  Interested Party Transactions.

No Transferor, officer or director of a Group Company or any affiliate or associate of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Transferor has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No affiliate or associate of any officer or director of a Transferor is directly or indirectly interested in any contract with a Group Company. No officer or director of a Group Company or any affiliate or associate of any such person has had, either directly or indirectly, an interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

SECTION4.18  Environmental and Safety Laws.

None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

SECTION4.19  Employee Matters.

The Group Companies have complied in all material aspects with all applicable employment and labor laws. The Group Companies are not aware that any officer or key employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. Except as otherwise disclosed to the Transferee in Section 4.19 of the Disclosure Schedule, the Group Companies are not the party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

SECTION4.20  Minute Books.

The minute books of each Group Company with regard to the material matters or material transactions since its time of formation have been made available to the Transferee and each such minute books contains a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company, and reflects all transactions referred to in such minutes accurately in all material respects.

SECTION4.21  Obligations of Management.

Each of the key employees is currently devoting his or her full working time to the conduct of the business of a Group Company or the Group Companies. No Transferor is aware that any employee is planning to work less than full time at a Group Company in the future. None of such employees is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

SECTION4.22  Disclosure.

Each Transferor and the Group Companies has fully provided the Transferee with all the information that the Transferee has requested for deciding whether to purchase the Transferred Shares and all information that each Transferor and the Group Companies reasonably believes is necessary or relevant to enable the Transferee to make an informed investment decision. No representation or warranty by any Transferor or the Group Companies in this Agreement and no information or materials provided by any Transferor or the Group Companies to the Transferee in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Transferor or the Group Companies to the Transferee has been prepared based on unreasonable assumptions.

SECTION4.23  Insurance.

Each Group Company has in full force and effect automobile insurance policies and employee casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to receive adequate compensation for any of the losses that it may incur within the two categories cited above.

SECTION4.24  Trustee representations and warranties.

Each Transferor (except for Younghyun An) warrants in respect of the trust set out opposite the Transferor’s name in Schedule 1 (“Relevant Trust”):

(a)it is the only trustee of the Relevant Trust and no action has been taken or is proposed in writing to remove it as trustee of the Relevant Trust;

(b)it has the power under the terms of the Relevant Trust to enter into and comply with its obligations under this Agreement including the power to sell the Transferred Shares set out opposite its name in Schedule 1;

(c)it has carefully considered the purpose of this Agreement and considers that entry into this Agreement is for the benefit of the beneficiaries of the Relevant Trust, whose consents (if necessary) have been obtained and the terms of this Agreement are fair and reasonable;

(d)it has a right to be fully indemnified out of each of the Relevant Trust’s assets in respect of obligations incurred by it under this Agreement and the assets of the Relevant Trust are sufficient to satisfy that right of indemnity and all other obligations in respect of which the trustee has a right to be indemnified out of the Relevant Trust’s assets;

(e)it is not, and has never been, in default under the terms of the Relevant Trust;

(f)no action has been taken or proposed in writing to terminate the Relevant Trust; and

(g)it and its directors and other officers have complied with their obligations in connection with the Relevant Trust.

ARTICLE V

COVENANTS OF THE TRANSFERORS AND THE COMPANY

Each of the Transferors and the Company covenants to the Transferee as follows:

SECTION5.01  Use of Transferee’s Name or Logo.

Without the prior written consent of the Transferee, and whether or not the Transferee is then the shareholders of the Company, none of the Transferors and Group Companies, their shareholders (excluding the Transferee), shall use, publish or reproduce the names of the Transferee or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by the Transferee (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of the Transaction Documents).

SECTION5.02  Equity Compensation.

The Company shall not directly or indirectly issue shares in the Company, share options or other forms of equity of the Company to employees, directors or consultants except in accordance with the employee equity compensation plans (the “ESOP”) duly approved in accordance with the Transaction Documents, and the issue or grant of which (following Completion) shall be approved by the Transferee at the shareholders meetings or the director (if any) appointed by the Transferee at the Board. Unless the shareholders meeting or the Board of the Company resolves otherwise (including the affirmative vote by the Transferee or the director appointed by the Transferee), the employees’ restricted shares and stock options to be granted under any equity incentive plan shall vest pursuant to the following schedule: twenty-five percent (25%) of the total shares and options will vest on the first anniversary of the date that such employee’s employment or services with the Company (or its subsidiary or affiliates)/such issuance, with the remaining seventy-five percent (75%) to vest yearly in equal installments over the next three years. There shall be no accelerated vesting of any shares in the Company except if with the prior approval of the Transferee at the shareholders meetings or the director (if any) appointed by the Transferee at the Board.

SECTION5.03  Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

As soon as practical after the Closing, the Group Companies shall cause all of their respective current employees to enter into employment agreements and confidentiality, non-competition and intellectual property rights agreements in form and substance satisfactory to the Transferee. The Group Companies shall further cause all of their respective future employees to enter into its standard form employment agreement and confidentiality, non-competition and intellectual property rights agreement in form and substance satisfactory to the Transferee.

SECTION5.04  Accrual Accounting.

As soon as practicable after Closing, the Group Companies shall establish and maintain the accounting policies and financial system in full compliance with all applicable laws and regulations and to the Transferee’s satisfaction.

SECTION5.05  Tax Indemnity.

Each Transferor hereby undertakes to pay to the Transferee an amount equal to the amount of any diminution in the value of the Transferred Shares, and to indemnify the Transferee against any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred thereby), in each case resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to each of the Transferors or the Group Companies) arising from an event that occurred or is deemed to have occurred prior to the Closing.

SECTION5.06  Regulatory Compliance.

Each Group Company shall comply with all applicable laws and regulations in connection with the daily operations. Each Group Company shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any

Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities as and when required by applicable laws and regulations. The Group Companies shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements.

SECTION5.07  Additional Covenants.

Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Transferee, except that the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions or enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any of the Transferors or the Group Companies comes to know of any material fact or event which:

(a)is in any way materially inconsistent with any of the representations and warranties given by each Transferor or the Group Companies, and/or

(b)suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c)might affect the willingness of a reasonable Transferee in making a prudent decision to purchase the Transferred Shares or the amount of consideration which the Transferee would be prepared to pay for the Transferred Shares, such Transferor or the Group Company shall give immediate written notice thereof to the Transferee in which event the Transferee may within five (5) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Transferee may have under this Agreement or applicable law.

SECTION5.08  Exclusivity.

From the date hereof until the date that is ten (10) business days after the satisfaction or waiver of each condition to the Closing set forth in Article VI and VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Transferors agree not to (i) discuss the transfer of any securities of the Company with any third party, or (ii) provide (and procure that the Company does not provide) any information with respect to the Transferred Shares to a third party in connection with a potential share sale, asset sale or other transaction which competes with the transactions contemplated in this Agreement, or (iii) close any share transfer transaction of any securities of the Company with any third party. Notwithstanding the above, this Section 5.08 shall terminate and be of no further force and effect immediately following the Closing Date.

SECTION5.09  Employee Matters.

The Group Companies shall comply with all applicable labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

SECTION5.10  Tax Matters.

Each party shall comply with all applicable tax laws and regulations and be responsible for its own taxes in connection with the transactions contemplated by this Agreement, if any.

The Group Companies shall comply with all applicable tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

SECTION5.11  D&O Insurance.

Upon the request of the Transferee, the Company shall obtain, at the cost no more than the average market price of such insurance, for the director nominated by the Transferee insurance against liability for negligence, default, breach of duty or breach of trust incurred in the course of discharging his or her duties as director or officer of the Company, including without limitation, director and officer liability insurance in an agreed insured amount.

SECTION5.12  Permit and License.

As soon as practicable after the Closing, the Group Companies shall obtain all Permits necessary in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted.

SECTION5.13  Establishment of WFOE and Acquisition of Domestic Assets and Employees

As soon as practicable and in any event no later than the period agreed by the Transferee after the Closing, the Company shall establish a wholly-owned subsidiary (the “WFOE”) in Beijing, PRC. And the WFOE shall, and the Group Companies shall cause the WFOE to, acquire all the assets (including the intellectual property) and employees of the Ziicloud Tech Limited (厦门云济之易科技有限公司), a limited liability company established in Xiamen, PRC and Beijing Yidian Zhiyi Technology Co., Ltd. (北京一点之易科技有限公司), a limited liability company established in Beijing, PRC as soon as practicable and in any event no later than the period agreed by the Transferee after the Closing.

SECTION5.14  Acquisition of Singapore Company

As soon as practicable and in any event no later than the period agreed by the Transferee after the Closing, the Group Companies shall cause certain shareholders of the Singapore Company to transfer all their shares of the Singapore Company held by them to the Company at nil consideration or other legally allowed lowest price (the “Acquisition of the Singapore Company”). After the Acquisition of the Singapore Company, the Company shall hold no less than 60% share percentage of the Singapore Company.

SECTION5.15  Each Transferor (except for Younghyun An) acknowledges that it enters into this document in the capacity as the trustee for the trust set out opposite the

Transferor’s name in Schedule 1. Until all obligations under this document are discharged, the Transferors may not, without the consent of the Transferee, do anything which:

(i)	effects or facilitates the retirement, removal or replacement of the Transferor as trustee of the relevant trust;
(ii)	could restrict the Transferor’s right of indemnity from the relevant trust assets in respect of obligations incurred by the trustee under this Agreement;
(iii)	could restrict or impair the ability of the Transferor to comply with its obligations under this Agreement;
(iv)	effects or facilitates the termination of the relevant trust;
(v)	effects or facilitates the variation of the terms of the relevant trust;
(vi)	effects or facilitates the resettlement of the relevant trust funds; or
(vii)	could result in the relevant trust assets being mixed with other property.

SECTION5.16  Key Employment Agreements.

As soon as practicable and in any event no later than the period agreed by the Transferee after the Closing, the Group Companies shall cause William ‘Wei’ Wei (as Chief Executive Officer) and Jiesi ‘Jess’ Zhang (as Chief Technology Officer) to enter into employment agreements with WFOE on terms reasonably satisfactory to the Transferor.

ARTICLE VI

CONDITIONS OF TRANSFEREE’S OBLIGATIONS AT CLOSING

The obligation of the Transferee to purchase the Transferred Shares at the Closing is subject to the fulfillment, to the satisfaction of the Transferee (or waiver thereof by the Transferee in writing) on or prior to the Closing Date, of the following conditions:

SECTION6.01  Representations and Warranties True and Correct.

The representations and warranties made by the Transferors and the Group Companies in Article IV hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

SECTION6.02  Performance of Obligations.

Each Transferor and the Group Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

SECTION6.03  Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Transferee, and the Transferee shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION6.04  Approvals, Consents and Waivers.

Each of the Transferors and the Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the transfer of the Transferred Shares at the Closing (including any such rights under clause 13 of the Shareholders Agreement), and (iii) all necessary board and shareholder approvals of the Transferors and each Group Company necessary to facilitate this Agreement and the transactions contemplated hereunder.

SECTION6.05  Compliance Certificate.

At the Closing, the Transferors and the Group Companies shall deliver to the Transferee a compliance certificate, dated the date of the Closing, signed by the Transferors and the Group Companies, certifying that the conditions specified in Article VI have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of the Group Companies since the date of this Agreement (in the form attached hereto as Exhibit E).

SECTION6.06  Execution of Transaction Documents.

Each of the parties to the Transaction Documents shall have executed and delivered such Transaction Documents to the Transferee. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written resolutions being duly and validly adopted by the board of directors and the shareholders of the Group Companies, evidencing the authorization or acknowledgement (as applicable) by the board of directors and the shareholders of any Group Company of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and the written approval and waiver of veto rights, rights of first refusal and any other rights from all of the then current shareholders of any Group Company.

SECTION6.07  Due Diligence.

The Transferee shall have completed their legal, financial and business due diligence investigation of the Group Companies to their satisfaction.

SECTION6.08  Approval by Internal Committee.

The Transferee shall have received approvals, if required, by its internal committee for entering into the transactions and documents contemplated hereunder.

SECTION6.09  No Material Adverse Effect.

There shall have been no Material Adverse Effect since the date of this Agreement.

SECTION6.10  Reclassification of the Class of Shares Held by ZII EVER GREEN PTY LTD

The class of 147,685 shares of the Company held by ZII EVER GREEN PTY LTD shall be reclassified from A Class to C Class, which shall have been duly resolved by the board or / and shareholders of the Company, and filed to and maintained by ASIC or other appropriate institutions, reflecting the such 147,685 shares of the Company held by ZII EVER GREEN PTY LTD are C Class Shares.

ARTICLE VII

MISCELLANEOUS

SECTION7.01  Indemnity.

(a)General Indemnity. Each Transferor and the Group Company shall, jointly and severally, indemnify the Transferee and its Affiliates, and their respective directors, officers, agents and assigns (each an “Indemnified Party”) against any reduction in value of the Transferred Shares, any increase in their liabilities, any dilution of the Indemnified Party’s interests in the Group Companies or any diminution in the value of the Indemnified Party’s interests in the Group Companies (the “Indemnifiable Losses”) as a result of (i) any breach or violation of any representation or warranty in any Transaction Document made by any the Transferors and the Group Company; or (ii) any breach by any Transferor or the Group Company of any covenant or agreement contained in any Transaction Document.

SECTION7.02  Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the laws of Victoria, Australia, without regard to principles of conflicts of law thereunder.

SECTION7.03  Survival.

The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

SECTION7.04  Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Transferors without the written consent of the Transferee.

SECTION7.05  Entire Agreement.

This Agreement and other Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

SECTION7.06  Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in EXHIBIT F hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in EXHIBIT F; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in EXHIBIT F with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this section by giving, the other parties written notice of the new address in the manner set forth above.

SECTION7.07  Amendments.

Any term of this Agreement may be amended only with the written consent of the Transferee.

SECTION7.08  Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to the Transferors and the Transferee, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Transferor or Transferee, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Transferor or Transferee of any breach of default under this Agreement or any waiver on the part of any Transferor or Transferee of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Transferors and the Transferee shall be cumulative and not alternative.

SECTION7.09  Finder’s Fees.

Except as disclosed in the Disclosure Schedule, each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

SECTION7.10  Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

SECTION7.11  Counterparts.

This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

SECTION7.12  Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

SECTION7.13  Confidentiality and Non-Disclosure.

Each party agrees to keep the terms of this Agreement strictly confidential and shall not disclose the same or use the same or the name of the other party in any publicity, advertisement or other disclosure with regard to this Agreement without the prior written consent of the other party (as the case may be) except (a) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; (b) where such information is required to be disclosed by the parties to their respective advisers in connection with this Agreement and the transactions contemplated hereunder, so long as such advisers are under a duty or obligation of confidentiality that is no less strict than this Section 7.13 to the respective parties; (c) where required by the rules of any stock exchange on which the shares or other securities of such party (or its affiliates) are listed or be listed; or (d) required by any other applicable laws.

In the event that a party is required to disclose any confidential information pursuant to any of the foregoing exceptions, such party shall, to the extent legally permissible, promptly provide the other parties with written notice of such request or requirement, and shall use reasonable efforts to seek confidential treatment, protective order or other appropriate remedy. In any event, such party shall only disclose that portion of the information that is legally required to be disclosed, and shall use reasonable efforts to ensure that confidential treatment is accorded to such disclosed information.

SECTION7.14  Further Assurances.

Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

SECTION7.15  Dispute Resolution.

(a)Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 7.17(b) shall apply.

(b)Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”). The arbitration shall be conducted in accordance with the HKIAC’s arbitration rules as in effect at the time of submission to arbitration. The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

SECTION7.16  Expenses.

Each Party shall be responsible for all of its own costs and expenses incurred by it or on its behalf in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION7.17  Termination.

This Agreement may be terminated by (i) mutual consent of the parties in writing; or (ii) by the Transferee if the Closing has not occurred within three (3) months or other longer period solely decided by the Transferee after the Execution Date.

If this Agreement is terminated as provided in this Section 7.17, this Agreement shall be of no further force or effect except that the termination will not relieve any party from any liability for any breach of this Agreement prior to such termination. The provisions of Section 7.01, Section 7.02, Section 7.13, Section 7.15 and this Section 7.17 shall survive the termination of this Agreement. Notwithstanding the foregoing, after the termination of this Agreement, the applicable Transferor shall return the Transfer Consideration issued by the

Transferee in an appropriate pattern and in good faith, and try to restore the status at the time before the Closing. For the avoidance of doubt, the termination of this Agreement between the Transferee and any Transferor shall not affect the validity and effectiveness of this Agreement among the Transferee and any other Transferor, and provided further that any Transferor’s failure to complete the Closing in accordance with this Agreement shall not affect the validity and effectiveness of the Closing accomplished by and among the Transferee and any other Transferor.

EXECUTED as a deed.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE TRANSFERORS:

SIGNED, SEALED AND DELIVERED by Udesignlab Investments Pty Ltd ACN 635 214 970 as trustee for the Domant Family Trust in accordance with section 127(1) of the Corporations Act 2001 (Cth):
Signature of director/company secretary

/s/ FANGYI CHEN
Signature of director	Name of director/company secretary (block letters)

FANGYI CHEN
Name of director (block letters)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE TRANSFERORS:

SIGNED, SEALED AND DELIVERED by TALENTOP PTY LTD CAN ACN 146115906 as trustee for the Talentop Family Trust in accordance with section 127(1) of the Corporations Act 2001 (Cth):	/s/ JIALI QI
Signature of director/company secretary

/s/ HUI KE LI	JIALI QI
Signature of director	Name of director/company secretary (block letters)

HUI KE LI
Name of director (block letters)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE TRANSFERORS:

SIGNED, SEALED AND DELIVERED by Wzw Pty. Ltd ACN 122105775 as trustee for the MLR Family Trust in accordance with section 127(1) of the Corporations Act 2001 (Cth):	/s/ LEI ZHENG
Signature of director/company secretary
/s/ LEI ZHENG
Signature of director	LEI ZHENG
Name of director/company secretary (block letters)
LEI ZHENG
Name of director (block letters)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE TRANSFERORS:

SIGNED, SEALED AND DELIVERED in the presence of:

/s/ Tianyi Bai	/s/ YOUNGHYN AN
Signature of witness	Signature of YOUNGHYN AN

Tianyi Bai
Name of witness (block letters)

Strike out the below if not relevant:

By signing this document, the witness states that they witnessed the signature of the signatory over audio visual link in accordance with s 12 of the Electronic Transactions (Victoria) Act 2000 (Vic).

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE TRANSFEREE:
SIGNED, SEALED AND DELIVERED by Pintec Technology Holdings Limited in the presence of:

/s/ Zexiong Huang
/s/ Xiaofeng Cui	Signature of authorised signatory
Signature of witness

Zexiong Huang
Xiaofeng Cui	Name of authorised signatory (block letters)
Name of witness (block letters)

Strike out the below if not relevant:

By signing this document, the witness states that they witnessed the signature of the signatory over audio visual link in accordance with s 12 of the Electronic Transactions (Victoria) Act 2000 (Vic).

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY

SIGNED, SEALED AND DELIVERED by Ziitech Pty Ltd ACN 635 021 779 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Xiao Min Wu
/s/ Wei Wei	Signature of director/company secretary
Signature of director
Xiao Min Wu
WEI WEI	Name of director/company secretary (block letters)
Name of director (block letters)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE AUSTRALIAN SUBSIDIARY

SIGNED, SEALED AND DELIVERED by Ziismart Pty Ltd ACN 662 551 564 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Xiaomin Wu
/s/ WEI WEI	Signature of director/company secretary
Signature of director
Xiaomin Wu
WEI WEI	Name of director/company secretary (block letters)
Name of director (block letters)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE NEW ZEALAND COMPANY 1

SIGNED, SEALED AND DELIVERED by Ziitech NZ Limited in the presence of:

/seal/ Ziitech NZ Limited

/s/ Tianyi Bai	/s/ XIAODONG PENG
Signature of witness	Signature of authorised signatory

Tianyi Bai	XIAODONG PENG
Name of witness (block letters)	Name of authorised signatory (block letters)

Strike out the below if not relevant:

By signing this document, the witness states that they witnessed the signature of the signatory over audio visual link in accordance with s 12 of the Electronic Transactions (Victoria) Act 2000 (Vic).

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE NEW ZEALAND COMPANY 2

SIGNED, SEALED AND DELIVERED by ZII-GPOS NZ LIMITED in the presence of:

/seal/ ZII-GPOS NZ LIMITED

/s/ Tianyi Bai	/s/ XIAODONG PENG
Signature of witness	Signature of authorised signatory

Tianyi Bai	XIAODONG PENG
Name of witness (block letters)	Name of authorised signatory (block letters)

Strike out the below if not relevant:

By signing this document, the witness states that they witnessed the signature of the signatory over audio visual link in accordance with s 12 of the Electronic Transactions (Victoria) Act 2000 (Vic).

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE SINGAPORE COMPANY

SIGNED, SEALED AND DELIVERED by ZiiCloud Singapore Pte Ltd in the presence of:

/seal/ ZiiCloud Singapore Pte Ltd

/s/ SOON YEE WEE STANLEY
/s/ Tianyi Bai	Signature of authorised signatory
Signature of witness
SOON YEE WEE STANLEY
Tianyi Bai	Name of authorised signatory (block letters)
Name of witness (block letters)

Strike out the below if not relevant:

By signing this document, the witness states that they witnessed the signature of the signatory over audio visual link in accordance with s 12 of the Electronic Transactions (Victoria) Act 2000 (Vic).

LIST OF SCHEDULES AND EXHIBITS

Schedule I	Transfer of Consideration
Schedule II	Post-Closing Shareholding Structure
Exhibit A	Share Purchase Agreement
Exhibit B	Deed of Variation of Constitution
Exhibit C	Shareholders Agreement
Exhibit D	Disclosure Schedule
Exhibit E	Compliance Certificate
Exhibit F	Notices
Exhibit G	Share Transfer Form

SCHEDULE I

Transfer Consideration

SCHEDULE II

EXHIBIT A

Share Purchase Agreement

EXHIBIT B

Deed of Variation of Constitution

EXHIBIT C

Shareholders Agreement

EXHIBIT D

Disclosure Schedule

EXHIBIT E

Compliance Certificate

EXHIBIT F

Notices

Exhibit G

Share transfer form